                                                                     EXHIBIT 5.1

[DYKEMA GOSSETT PLLC LETTERHEAD]



December 5, 2003

The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
301 Fremont Street
Las Vegas, Nevada 89101

Re: Registration Statement for $260,000,000 Aggregate Principal Amount of 9 1/2% Senior Secured Notes due 2010 and Related Guarantees

Ladies and Gentlemen:

       In connection with the registration of $260,000,000 aggregate principal amount of 9 1/2% Senior Secured Notes due 2010 (the "Registered Notes") by The Majestic Star Casino, LLC, an Indiana limited liability company, and The Majestic Star Casino Capital Corp., an Indiana corporation (collectively, the "Issuers"), and the related guarantees (the "Guarantees") of the Registered Notes by Majestic Investor, LLC ("Majestic LLC"), Majestic Investor Holdings, LLC ("MIH"), Majestic Investor Capital Corp. ("MICC" and collectively with Majestic LLC and MIH, the "Delaware Entities"), Barden Colorado Gaming, LLC ("BCG") and Barden Mississippi Gaming, LLC ("BMG") (together with the Delaware Entities, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission on December 5, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         The Registered Notes will be issued pursuant to an indenture, dated as of October 7, 2003 (the "Indenture") among the Issuers, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Registered Notes will be issued in exchange for the Issuers' outstanding 9 1/2% Senior Secured Notes due 2010 (the "Unregistered Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Issuers in connection with the authorization and issuance of the Registered Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of
(i) opinions of Ice Miller, Robinson Waters & O'Dorisio,

[DYKEMA GOSSETT PLLC LETTERHEAD]

The Majestic Star Casino, LLC
The Majestic Star Capital Corp.
December 5, 2003
Page 2




P.C. and Watkins Ludlam Winter & Stennis, P.A. as to authorization and gaming, and (ii) originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the Indenture and the form of Registered Note.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed the due authorization of all documents by all parties thereto other than the Delaware Entities.

       We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of Michigan, the State of New York and the General Corporation Law of the State of Delaware (in each case, other than any gaming or liquor laws, rules and regulations) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         (1) The Registered Notes have been duly authorized by all necessary corporate action of the Issuers, and when executed, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the Exchange Offer and the Indenture, will constitute legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

         (2) Assuming the due authorization of each Guarantee by the respective Guarantor (other than the Delaware Entities), when each of the Guarantees is executed and delivered in accordance with the terms of the Indenture and when the Registered Notes have been duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, each Guarantee will be the legally valid and binding obligation of the respective Guarantor, enforceable against it in accordance with its terms.

         The opinions rendered in the foregoing paragraphs 1 and 2 are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of

[DYKEMA GOSSETT PLLC LETTERHEAD]

The Majestic Star Casino, LLC
The Majestic Star Capital Corp.
December 5, 2003
Page 3


equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Issuers under the Registered Notes and the Indenture or of the Guarantors under the Guarantees and the Indenture of Section 548 of the Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

         To the extent that the respective obligations of the Issuers and the Guarantors under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein. In giving such consent, we do not concede that we are experts within the meaning of the Act or rules or regulations thereunder or that this consent is required by Section 7 of the Act.


Very truly yours,

/s/ Dykema Gossett PLLC
-----------------------
DYKEMA GOSSETT PLLC